Exhibit 10.13

BITGO CUSTODIAL SERVICES AGREEMENT

This Custodial Services Agreement (this “Agreement”) is made as of the later date of the signatures below (the “Effective Date”) by and between:

21Shares US LLC, as Sponsor to the trusts listed in Schedule B (“CLIENT”)

a Delaware Limited Liability Company and Custodian. This Agreement governs Client’s use of the Custodial Services and the Wallet Services (each as defined below, and collectively, the “Services”) provided or made available by Custodian.

Definitions:

(a) “Agreement” means this Custodial Agreement, as it may be amended from time to time, and includes all schedules and exhibits to this Custodial Agreement, as they may be amended from time to time.

(b) “Applicable Law” means any applicable statute, rule, regulation, regulatory guideline, order, law, ordinance or code; the common law and laws of equity; any binding court order, judgment or decree; any applicable industry code, rule, guideline, policy or standard enforceable by law (including as a result of participation in a self-regulatory organization), and written official interpretations of any of the foregoing that are binding on the applicable party.

(c) “Assets” means, as applicable, Digital Assets and/or Fiat Currency.

(d) “Authorized Persons” means any person authorized by the Client to give Instructions to the Custodian or perform other operations through the Company Site on behalf of the Client (i.e. viewer, admin, enterprise owner, viewer with additional video rights, etc.).

(e) “Bank” means either (a) a U.S. banking institution insured by the Federal Deposit Insurance Corporation (FDIC) or (b) an organization that is organized under the laws of a foreign country, or a territory of the United States that is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or the country in which its principal banking operations are located.

(d) “Custodian” means BitGo Trust Company, Inc, a South Dakota trust company duly organized and chartered under § 51A-6A-1(12A) of the South Dakota Banking Law and fiduciary licensed to act as qualified custodian of Client’s Assets on Client’s behalf.

(e) “Digital Asset(s)” means digital assets, digital currencies, virtual currencies, tokens, coins, or securities held for Client under the terms of this Agreement.

“Fee Schedule” means the fees associated with the Services set forth in Schedule A to this Agreement.

(f) “Fiat Currency” means certain supported fiat currencies, such as U.S. Dollars.

“Instructions” means instructions given by Client or Client’s Authorized Persons.

“Losses” means, collectively, liabilities, damages, losses, costs, and expenses, including reasonable attorneys’ fees and costs.

“Services” means, collectively, all the services that Client receives from Custodian and its affiliates, including, Custodial Services, Wallet Services, and Settlement Services, as applicable.

“UI” means the web user interface available to Client through the Company Site that allows Client to access certain Services.

1. SERVICES.

1.1. Custodian.

Client authorizes, approves, and directs Custodian to establish and maintain one or more segregated custody accounts, controlled and secured by Custodian, on its books (each a “Custodial Account”), pursuant to the terms of this Agreement, for the receipt, safekeeping, and maintenance of supported Digital Assets, as well as Fiat Currency (“Custodial Services”) on Client’s behalf.

1.2. Custody Transactions.

The Custodial Services allow Client to deposit Assets to Client’s Custodial Account and to withdraw Assets from Client’s Custodial Account to an external location, in each case, pursuant to Instructions provided through the UI (each of such transactions is a “Custody Transaction”) and consistent with the provisions set forth in Section 2. Custodian reserves the right to refuse to process or to cancel any pending Custody Transaction: (a) as required by Applicable Law; (b) to enforce a transaction, threshold, and condition limits; or (c) if Custodian reasonably believes that the Custody Transaction may violate or facilitate the violation of any Applicable Law. Custodian cannot reverse a Custody Transaction which has been broadcast to a Digital Asset network.

1.3. Third-Party Payments.

The Custodial Services are not intended to facilitate third-party payments of any kind. As such, Custodian has no control over, or liability for, the delivery, quality, safety, legality, or any other aspect of any goods or services that Client may purchase from a third party (including other users of Custodial Services) using Assets in Client’s Custodial Account.

1.4. Clearing and Settlement Services.

Custodian may offer clearing and settlement services (the “Settlement Services”) that facilitate the settlement of transactions of supported Assets between Client and Client’s trade counterparty that also has a Custodial Account with Custodian (“Settlement Partner”) pursuant to the operational terms set forth in Section 2.10.

1.5. Wallet Software and Non-Custodial Wallet Service.

(A) Custodian also provides Client with the option to create non-custodial wallets that support certain Digital Assets via an API and web interface (“Wallet Services”). Wallet Services are provided by BitGo, Inc, an affiliate of Custodian (“BitGo Inc.”). Wallet Services provide access to wallets where BitGo Inc. holds a minority of the keys, and Client is responsible for holding a majority of the keys (“Client Keys”).

(B) The Wallet Services do not send or receive Fiat Currency or Digital Assets. The Wallet Services enable Client to interface with virtual currency networks to view and transmit information about a public cryptographic key commonly referred to as a blockchain address. As further set forth in Section 3.5, Client assumes all responsibility and liability for securing the Client Keys. Further, Client assumes all responsibility and liability for creation, storage, and maintenance of any backup keys associated with accounts created using the Wallet Services.

(C) Client’s use of the Wallet Services is subject to the terms and conditions set forth at https://www.bitgo.com/terms (the “Wallet Terms”), as they may be amended from time to time. In the event of a conflict between the Wallet Terms and the terms of this Agreement, the terms of this Agreement shall control.

1.6. Fiat Services.

(A) Client may elect to store Fiat Currency with Custodian (“Fiat Services”). To use the Fiat Services, Client must link the Custodial Account with account(s) at a depository institution (“Bank”) that has been approved by Custodian (each a “Client Bank Account”). All Fiat Currency deposits to and withdrawals from the Custodial Account must be processed through the approved Client Bank Account. Custodian has no right, interest, or title in such Fiat Currency. Custodian hereby confirms that the Fiat Currency is not an asset on the balance sheet of Custodian.

(B) Custodian will hold any permitted Fiat Currency received by Custodian on behalf of Client, at Custodian’s sole discretion, in one or more omnibus deposit accounts that Custodian has established with Banks (each an “Omnibus Account”). Each Omnibus Account shall be titled in the name of Custodian for the benefit of its customers and shall be maintained separately and apart from Custodian’s business, operating, and reserve accounts. Each Omnibus Account constitutes a banking relationship between Custodian and Bank and shall not constitute a custodial relationship between Custodian and Bank and does not create or represent any relationship between Client and any Bank.

(C) Client acknowledges and agrees that Custodian may hold some or any portion of Fiat Currency in accounts that may or may not receive interest or other earnings. Client hereby agrees that the amount of any such interest or earnings attributable to such Fiat Currency may be retained by Custodian as additional consideration for its services under this Agreement, and nothing in this Agreement entitles Client to any portion of such interest or earnings. In addition, Custodian may receive earnings or compensation for an Omnibus Account in the form of services provided at a reduced rate or similar compensation. Client agrees that any such compensation shall be retained by Custodian, Client is not entitled to any portion of such compensation, and no portion of any such compensation shall be paid to or for Client.

(D) Wire Transfers. Wire deposits sent before 4 PM ET by domestic or international wire from a Client Bank Account will typically settle and be credited to Custodian’s Omnibus Account on the same day or next business day. Wire withdrawals initiated before 4 PM ET will typically be processed on the same day or next business day. Wire deposits may not be credited and wire withdrawals may not be processed outside of normal banking hours. Client agrees and understands that wire deposit settlement times and wire withdrawal transfer times are subject to factors outside of Custodian’s control, including, among other things, processes and operations related to the Client Bank Account and the Custodian’s Bank.

1.7. Third-Party Payments.

The Custodial Services are not intended to facilitate third-party payments of any kind, which shall include the use of both Fiat Currency or Digital Assets. As such, Custodian has no control over, or liability for, the delivery, quality, safety, legality or any other aspect of any goods or services that Client may purchase or sell to or from a third party (including other users of Custodial Services) involving Digital Assets that Client intends to store, or have stored, in Client’s Custodial Account.

1.8. API Access.

(A) Most Services are provided through https://www.bitgo.com/ or any associated websites or application programming interfaces (“APIs”) (collectively, the “Company Site”). Client may elect to utilize the APIs either directly or indirectly within an independently developed application (“Developer Application”).

(B) All API-based Services are subject to the terms and conditions set forth at https://www.bitgo.com/legal/services-agreement (the “API Terms”), as they may be amended from time to time. In the event of a conflict between the API Terms and the terms of this Agreement, the terms of this Agreement shall control. If Client exceeds a usage limit, Custodian will use commercially reasonable efforts to provide notice to Client (and may provide notice if Client is likely to exceed such limit) and may provide assistance to seek to reduce Client usage so that it conforms to that limit. If Client is unable or unwilling to abide by the usage limits, Client will reasonably negotiate to enter into order forms for additional quantities of the applicable Services promptly or pay Custodian’s invoices for excess usage based upon BitGo’s then-current standard rates.

1.9. Fees.

The fees associated with the Services shall be calculated, invoiced and paid in accordance with Schedule A (“Fee Schedule”). Custodian reserves the right to revise its Fee Schedule at any time following the Initial Term, provided that Custodian will provide Client with at least sixty (60) days’ advance notice of any such revision. Within such 60-day period, Client may terminate this Agreement immediately upon notice to Custodian in accordance with Section 5.4 and discontinue the Services hereunder at no additional charge to Client.

1.10. Acknowledgement of Risks.

(A) General Risks; No Investment, Tax, or Legal Advice; No Brokerage. CLIENT ACKNOWLEDGES THAT CUSTODIAN DOES NOT PROVIDE INVESTMENT, TAX, OR LEGAL ADVICE, NOR DOES CUSTODIAN BROKER TRANSACTIONS ON CLIENT’S BEHALF. CLIENT ACKNOWLEDGES THAT CUSTODIAN HAS NOT PROVIDED AND WILL NOT PROVIDE ANY ADVICE, GUIDANCE OR RECOMMENDATIONS TO CLIENT WITH REGARD TO THE SUITABILITY OR VALUE OF ANY DIGITAL ASSETS, AND THAT CUSTODIAN HAS NO LIABILITY REGARDING ANY SELECTION OF A DIGITAL ASSET THAT IS HELD BY CLIENT THROUGH CLIENT’S CUSTODIAL ACCOUNT AND THE CUSTODIAL SERVICES OR THE WALLET SERVICES. ALL DEPOSIT AND WITHDRAWAL TRANSACTIONS ARE EXECUTED BASED ON CLIENT’S INSTRUCTIONS, AND CLIENT IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER ANY INVESTMENT, INVESTMENT STRATEGY, OR RELATED TRANSACTION INVOLVING DIGITAL ASSETS IS APPROPRIATE FOR CLIENT BASED ON CLIENT’S INVESTMENT OBJECTIVES, FINANCIAL CIRCUMSTANCES, AND RISK TOLERANCE.

(B)	Material Risk in Investing in Digital Currencies. CLIENT ACKNOWLEDGES THAT:

(1) VIRTUAL CURRENCY IS NOT LEGAL TENDER, IS NOT BACKED BY THE GOVERNMENT, AND ACCOUNTS AND VALUE BALANCES ARE NOT SUBJECT TO FEDERAL DEPOSIT INSURANCE CORPORATION OR SECURITIES INVESTOR PROTECTION CORPORATION PROTECTIONS;

(2) LEGISLATIVE AND REGULATORY CHANGES OR ACTIONS AT THE STATE, FEDERAL, OR INTERNATIONAL LEVEL MAY ADVERSELY AFFECT THE USE, TRANSFER, EXCHANGE, AND VALUE OF VIRTUAL CURRENCY;

(3) TRANSACTIONS IN VIRTUAL CURRENCY MAY BE IRREVERSIBLE, AND, ACCORDINGLY, LOSSES DUE TO FRAUDULENT OR ACCIDENTAL TRANSACTIONS MAY NOT BE RECOVERABLE;

(4) SOME VIRTUAL CURRENCY TRANSACTIONS SHALL BE DEEMED TO BE MADE WHEN RECORDED ON A PUBLIC LEDGER, WHICH IS NOT NECESSARILY THE DATE OR TIME THAT THE CUSTOMER INITIATES THE TRANSACTION;

(5) THE VALUE OF VIRTUAL CURRENCY MAY BE DERIVED FROM THE CONTINUED WILLINGNESS OF MARKET PARTICIPANTS TO EXCHANGE FIAT CURRENCY FOR VIRTUAL CURRENCY, WHICH MAY RESULT IN THE POTENTIAL FOR PERMANENT AND TOTAL LOSS OF VALUE OF A PARTICULAR VIRTUAL CURRENCY SHOULD THE MARKET FOR THAT VIRTUAL CURRENCY DISAPPEAR;

(6) THERE IS NO ASSURANCE THAT A PERSON WHO ACCEPTS A VIRTUAL CURRENCY AS PAYMENT TODAY WILL CONTINUE TO DO SO IN THE FUTURE;

(7) THE VOLATILITY AND UNPREDICTABILITY OF THE PRICE OF VIRTUAL CURRENCY RELATIVE TO FIAT CURRENCY MAY RESULT IN SIGNIFICANT LOSS OVER A SHORT PERIOD OF TIME;

(8) THE NATURE OF VIRTUAL CURRENCY MAY LEAD TO AN INCREASED RISK OF FRAUD OR CYBER ATTACK;

(9) THE NATURE OF VIRTUAL CURRENCY MEANS THAT ANY TECHNOLOGICAL DIFFICULTIES EXPERIENCED BY THE LICENSEE MAY PREVENT THE ACCESS OR USE OF A CUSTOMER’S VIRTUAL CURRENCY; AND

(0) ANY BOND OR TRUST ACCOUNT MAINTAINED BY THE CLIENT FOR THE BENEFIT OF ITS CUSTOMERS MAY NOT BE SUFFICIENT TO COVER ALL LOSSES INCURRED BY CUSTOMERS.

(C) CLIENT ACKNOWLEDGES THAT USING DIGITAL ASSETS AND ANY RELATED NETWORKS AND PROTOCOLS, INVOLVES SERIOUS RISKS. CLIENT AGREES THAT IT HAS READ AND ACCEPTS THE RISKS LISTED IN THIS SECTION 1.6, WHICH IS NON-EXHAUSTIVE AND WHICH MAY NOT CAPTURE ALL RISKS ASSOCIATED WITH CLIENT’S ACTIVITY. AS BETWEEN CLIENT AND CUSTODIAN, IT IS CLIENT’S DUTY TO LEARN ABOUT ALL THE RISKS INVOLVED WITH APPLICABLE DIGITAL ASSETS AND ANY RELATED PROTOCOLS AND NETWORKS. CUSTODIAN MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE VALUE OF DIGITAL ASSETS OR THE SECURITY OR PERFORMANCE OF ANY RELATED NETWORK OR PROTOCOL.

2. CUSTODIAL ACCOUNT.

2.1. General. The Digital Assets stored in Client’s Custodial Account are segregated from both the (a) property of Custodian, and (b) the Assets of other customers of Custodian, except for Digital Assets specifically moved into shared accounts by Client. Fiat Currency stored on Client’s behalf is stored by Custodian in accordance with Section 2.4.

2.2. Registration; Authorized Persons

(a)	To use the Custodial Services, Client must create a Custodial Account by providing Custodian information as reasonably requested. Custodian may, in its sole discretion, refuse to allow Client to establish a Custodial Account, limit the number of Custodial Accounts, and/or decide to subsequently terminate a Custodial Account.

(b)	Client will maintain an updated and current list of Authorized Persons at all times on the Company Site and will reasonably promptly notify Custodian of any changes to the list of Authorized Persons by updating the list on the Company Site, including for termination of employment, or otherwise. Client shall make available all necessary documentation and identification information, as reasonably requested by Custodian to confirm: (i) the identity of each Authorized Person; (ii) that each Authorized Person is eligible to be deemed an “Authorized Person” as defined in this Agreement; and (iii) the party(ies) requesting the changes in the list of Authorized Persons have valid authority to request changes on behalf of Client.

2.3. General.

The Custodial Services allow Client to deposit supported Digital Assets from a public blockchain address to Client’s Custodial Account, and to withdraw supported Digital Assets from Client’s Custodial Account to a public blockchain address, in each case, pursuant to Instructions Client provides through the Company Site (each such transaction is a “Custody Transaction”). The Digital Assets stored in Client’s Custodial Account will not be commingled with other Digital Assets unless expressly permissioned by Client and will be held in custody pursuant to the terms of this Agreement. Custodian reserves the right to refuse to process or to cancel any pending Custody Transaction: as required by Applicable Law; to enforce transaction, threshold, and condition limits; or if Custodian reasonably believes that the Custody Transaction may violate or facilitate the violation of any Applicable Law, regulation or rule of a governmental authority or self-regulatory organization. Custodian cannot reverse a Custody Transaction which has been broadcast to a Digital Asset network.

2.3. Instructions.

(a) Custodian acts upon instructions (“Instructions”) given by Authorized Persons that are received and verified by Custodian in accordance with its procedures and this Agreement.

(b) Instructions will be required for any action requested of the Custodian. Instructions shall continue in full force and effect until canceled (if possible) or executed.

(c) The Custodian shall be entitled to rely upon any Instructions it receives from an Authorized Person (or from a person reasonably believed by the Custodian to be an Authorized Person) pursuant to this Agreement.

(d) The Custodian may assume that any Instructions received hereunder are not in any way inconsistent with the provisions of organizational documents of the Client or of any vote, resolution, or proper authorization and that the Client is authorized to take the actions specified in the Instructions.

(e) Client must verify all transaction information prior to submitting Instructions to the Custodian. The Custodian shall have no duty to inquire into or investigate the validity, accuracy or content of any Instructions.

(f) If any Instructions are ambiguous, incomplete, or conflicting, Custodian may refuse to execute such Instructions until any ambiguity, incompleteness, or conflict has been resolved. Custodian may refuse to execute Instructions if, in its sole opinion, such Instructions are outside the scope of its duties under this Agreement or are contrary to any Applicable Law.

(g) Client is responsible for Losses (as defined below) resulting from inaccurate Instructions (e.g., if Client provides the wrong destination address for executing a withdrawal transaction). Custodian does not guarantee the identity of any user, receiver, requestee, or other party to a Custody Transaction. Custodian shall have no liability whatsoever for failure to perform pursuant to such Instructions except in the case of Custodian’s gross negligence, fraud, or willful misconduct.

2.4. Fiat Currency.

(a)	As part of Custodial Services, Client may use Custodian to hold Fiat Currency in a Custodial Account for Client’s benefit. Custodian will custody Fiat Currency in one or more of the following “Customer Omnibus Accounts”, as determined by Custodian: (i) deposit accounts established by Custodian at a Bank; (ii) money market accounts established by Custodian at a Bank; or (iii) such other accounts as may be agreed between Client and Custodian in writing from time to time.

(b)	Each Customer Omnibus Account shall be titled in the name of Custodian for the benefit of its customers, under the control of Custodian. Each Customer Omnibus Account shall be maintained separately and apart from Custodian’s business, operating, and reserve accounts. Each Customer Omnibus Account constitutes a banking relationship between Custodian and the relevant Bank and shall not constitute a custodial relationship between Client and Bank.

(c)	Custodian may hold some or any portion of Fiat Currency in accounts that may or may not receive interest or other earnings. Client agrees that the amount of any such interest or earnings attributable to such Fiat Currency in Customer Omnibus Accounts shall be retained by Custodian as additional consideration for its services under this Agreement, and nothing in this Agreement entitles Client to any portion of such interest or earnings. In addition, Custodian may receive earnings or compensation for a Customer Omnibus Account in the form of services provided at a reduced rate or similar compensation. Any such compensation shall be retained by Custodian, Client is not entitled to any portion of such compensation, and no portion of any such compensation shall be paid to or for Client. Client’s rights in the Customer Omnibus Accounts are limited to the specific amount of Fiat Currency Custodian custodies on Client’s behalf, as may be limited under this Agreement and by Applicable Law.

(d)	Client agrees and understands that wire deposit settlement times and wire withdrawal transfer times are subject to factors outside of Custodian’s control, including processes and operations related to Client’s account at a depository institution and Custodian’s bank account.

2.5 Digital Asset Deposits and Withdrawals.

(a) Client acknowledges that Custodian offers Custodial Services only for specific Digital Assets. The list of supported Digital Assets is currently available at: https://www.bitgo.com/resources/integrations, and includes Bitcoin, Ether, USDC, and Dogecoin, among others. The foregoing list or foregoing URL may be updated or changed from time to time in Custodian’s sole discretion. Custodian will provide prior written notice to Client if it ceases to support Bitcoin, Ether USDC, or Dogecoin.

(b) Client must initiate any withdrawal request through Client’s Custodial Account to a Client wallet address. Custodian will process withdrawal requests for amounts under $250,000, either in a single transaction or aggregated in a series of transactions, during a rolling 24 hour period without video verification, to a Client-whitelisted address which has been previously used to which Client has made a withdraw to at least once. The time of such a request shall be considered the time of transmission of such notice from Client’s Custodial Account. Custodian reserves the right to request video verification for any transaction or series of transactions under the threshold of $250,000. Custodian will require video verification for withdrawal requests greater than $250,000 or requests made to a new address, either in a single transaction or aggregated in a series of transactions, during a rolling 24 hour period; provided, Custodian can require video calls for amounts less than $250,000 if it deems necessary for security, compliance, or any other purposes in its sole discretion. The initiation of the 24 hour time period to process the withdrawal request shall be considered at the time at which client completes video verification.

(c) As further set forth in Section 3.5, Client must manage and keep secure any and all information or devices associated with deposit and withdrawal procedures, including YubiKeys and passphrases or other security or confirmation information. Custodian reserves the right to charge or pass through actual network fees (e.g., miner fees or validator fees) to process a Digital Asset transaction on Client’s behalf. Custodian will notify Client of the estimated network fee at or before the time Client authorizes the transaction.

2.6. Digital Asset Access Time.

(A) Custodian requires up to 24 hours (excluding weekends and US federal holidays) between any request to withdraw Digital Assets from Client’s Custodial Account and submission of Client’s withdrawal to the applicable Digital Asset network.

(C) Custodian reserves the right to take additional time beyond the 24 hour period if such time is required to verify security processes for large or suspicious transactions. Any such processes will be executed reasonably and in accordance with Custodian documented protocols, which may change from time to time at the sole discretion of Custodian.

(D) Custodian makes no representations or warranties with respect to the availability and/or accessibility of the Digital Assets. Custodian will make reasonable efforts to ensure that Client initiated deposits are processed in a timely manner, but Custodian makes no representations or warranties regarding the amount of time needed to complete processing of deposits which is dependent upon factors outside of Custodian’s control.

2.7. Supported Digital Assets.

The Custodial Services are available only in connection with those Digital Assets that Custodian supports (list currently available at https://www.bitgo.com/resources/integrations), which includes Bitcoin, Ether, USDC, and Dogecoin, among others. The Digital Assets that Custodian supports may change from time to time in Custodian’s discretion. Custodian assumes no obligation or liability whatsoever regarding any unsupported Digital Asset sent or attempted to be sent to it, or regarding any attempt to use the Custodial Services for Digital Assets that Custodian does not support. Custodian may, from time to time, determine types of Digital Assets that will be supported or cease to be supported by the Custodial Services. Custodian will provide Client with prompt prior written notice, no shorter than one hundred and eighty (180) days’, before ceasing to support either Bitcoin, Ether, USDC, or Dogecoin, unless Custodian is required to cease such support sooner to comply with Applicable Law or in the event such support creates an urgent security or operational risk in Custodian’s reasonable discretion (in which event Custodian will provide as much notice as is practicable under the circumstances). Under no circumstances should Client attempt to use the Custodial Services to deposit or store any Digital Assets that are not supported by Custodian. Depositing or attempting to deposit Digital Assets that are not supported by Custodian may result in such Digital Asset being unretrievable by Client and Custodian.

2.8. Advanced Protocols.

Unless specifically announced on the Custodian or Company website, Custodian does not support airdrops, side chains, or other derivative, enhanced, or forked protocols, tokens, or coins which supplement or interact with a Digital Asset supported by Custodian (collectively, “Advanced Protocols”). Client shall not use its Custodial Account to attempt to receive, request, send, store, or engage in any other type of transaction involving an Advanced Protocol. Custodian assumes absolutely no responsibility whatsoever in respect to Advanced Protocols.

2.9. Operation of Digital Asset Protocols.

(A)	Custodian does not own or control the underlying software protocols which govern the operation of Digital Assets supported on the Custodian platform. By using the Custodial Services, Client acknowledges and agrees that (i) Custodian is not responsible for operation of the underlying protocols and that Custodian makes no guarantee of their functionality, security, or availability; and (ii) the underlying protocols are subject to sudden changes in operating rules (a.k.a. “forks”), and (iii) that such forks may materially affect the value, function, and/or even the name of the Digital Assets that Client stores in Client’s Custodial Account. In the event of a fork, Client agrees that Custodian may temporarily suspend Custodian operations with respect to the affected Digital Assets (with or without advance notice to Client) and that Custodian may, in its sole discretion, decide whether or not to support (or cease supporting) either branch of the forked protocol entirely. Client acknowledges and agrees that Custodian assumes absolutely no liability whatsoever in respect of an unsupported branch of a forked protocol or its determination whether or not to support a forked protocol.

(B)	Client agrees that all “airdrops” (free distributions of certain Digital Assets) and forks will be handled by Custodian pursuant to its fork policy (the “Fork Policy”) (currently available at www.bitgo.com/resources/bitgo-fork-policy). Client acknowledges that Custodian is under no obligation to support any airdrops or forks, or handle them in any manner, except as detailed above and in the Fork Policy. Client further acknowledges that Custodian, at its sole discretion, may update the Fork Policy from time to time and/or the URL at which it is available and Client agrees that Client is responsible for reviewing any such updates. Client is under no obligation to provide notification to Client of any modification to the Fork Policy.

2.10. Account Statements.

(A) Custodian will provide Client with an electronic account statement every month. Each statement will be provided via the Custodian’s website and notice of its posting will be sent via electronic mail. Each account statement will identify the amount of Client cash and each Digital Asset.

(B) The Client will have sixty (60) days to file any written objections or exceptions with the Custodian after the posting of a Custodial Account statement online. If the Client does not file any objections or exceptions within a sixty (60)-day period, this shall indicate the Client’s approval of the statement and will preclude the Client from making future objections or exceptions regarding the information contained in the statement. Such approval by the Client shall be full acquittal and discharge of Custodian regarding the transactions and information on such statement.

(C) To value Digital Assets held in the Custodial Account, the Custodian will electronically obtain USD equivalent prices from digital asset market data (e.g. cryptocompare.com or other reputable providers as determined by Custodian’s in its sole discretion) with amounts rounded up to the seventh decimal place to the right. Custodian cannot guarantee the accuracy or timeliness of prices received and the prices are not to be relied upon for any investment decisions for the Custodial Account.

2.11. Independent Verification.

If Client is subject to Rule 206(4)-2 under the Investment Advisers Act of 1940, Custodian shall, upon written request, provide Client’s authorized independent public accountant confirmation of, or access to, information sufficient to confirm (i) Client’s Digital Assets as of the date of an examination conducted pursuant to Rule 206(4)-2(a)(4), and (ii) Client’s Digital Assets are held either in a separate account under Client’s name or in accounts under Client’s name as agent or trustee for Client’s clients.

2.12. Support and Service Level Agreement.

Custodian agrees that as part of the services, and at no additional cost to Client, Custodian shall provide reasonable support services in connection with Client’s onboarding. Custodian will use commercially reasonable efforts: (i) to provide reasonable technical support to Client, by email or telephone, during Custodian’s normal business hours (9:30 AM to 6 PM ET); (ii) to respond to support requests in a timely manner; (iii) resolve such issues by providing updates and/or workarounds to Client (to the extent reasonably possible and practical), consistent with the severity level of the issues identified in such requests and their impact on Client’s business operations; (iv) abide by the terms of the Service Level Agreement currently made available at https://www.bitgo.com/resources/bitgo-service-level-agreement (as Service Level Agreement or the URL at which it is made available may be amended from time to time); and (vii) to make Custodial Accounts available via the internet 24 hours a day, 7 days a week.

2.13. Clearing and Settlement Services.

(A)	Custodian may offer clearing and settlement services (the “Settlement Services”) that facilitate the settlement of transactions of Digital Assets or Fiat Currency between Client and Client’s trade counterparty that also has a Custodial Account with Custodian (“Settlement Partner”). Client acknowledges that the Settlement Service is an API product complemented by a Web user interface (UI). Clients may utilize the Settlement Services by way of settlement of one-sided requests with counterparty affirmation or one-sided requests with instant settlement; and two-sided requests with reconciliation. Client understands that the Digital Assets available for use within the Settlement Services may not include all of Client’s Digital Assets under custody. For the avoidance of doubt, use of the API product is subject to the terms and conditions set forth in Section 1.4 of this Agreement.

(B)	The Settlement Services allow Client to submit, through the Custodian’s settlement platform, a request to settle a purchase or sale of Digital Assets with a Settlement Partner. Client authorizes Custodian to accept Client’s cryptographic signature submitted by way of the Settlement Services API. When a cryptographic signature is received by way of the Settlement Services along with the settlement transaction details, Client is authorizing Custodian to act on Client’s direction to settle such transaction.

i) A one-sided request with counterparty affirmation requires Client to submit a request, including its own cryptographic signature on the trade details, via API calls. Custodian will notify the Settlement Partner and lock funds of both parties while waiting for the Settlement Partner to affirm the request. Custodian will settle the trade immediately upon affirmation and the locked funds will be released.

ii) A one-sided request with instant settlement requires one side of the trade to submit a request, including cryptographic signatures of both parties to the trade, via API calls. Custodian will settle the trade immediately.

iii) A two-sided request with reconciliation requires that both Client and Settlement Partner submit requests via API calls, with each party providing their own cryptographic signatures. Custodian will reconcile the trades and settle immediately upon successful reconciliation.

iv) In any one-sided or two sided request, the Settlement Partner must be identified and selected by Client prior to submitting a settlement request.

v) Client may submit a balance inquiry through the settlement platform, to verify that Settlement Partner has a sufficient balance of Digital Asset to be transacted before the Parties execute a transaction. This balance inquiry function is to be utilized only for the purpose of executing a trade transaction to ensure the Settlement Partner has sufficient Fiat Currency (funds) or Digital Assets to settle the transaction. Client hereby expressly authorizes and consents to Custodian providing access to such information to Client’s Settlement Partner in order to facilitate the settlement.

vi) Client and Settlement Partner’s Custodial Accounts must have sufficient funds or Digital Assets prior to initiating any settlement request. The full amount of assets required to fulfill a transaction are locked until such order has been completed. All orders are binding on Client and Client’s Custodial Account. Custodian does not guarantee that any settlement will be completed by any Settlement Partner. Client may not be able to withdraw an offer (or withdraw its acceptance of an offer) prior to completion of a settlement and Custodian shall not be liable for the completion of any order after a cancellation request has been submitted.

vii) Client acknowledges and accepts responsibility for ensuring only an appropriate Authorized Person of its Custodial Account has access to the API key(s).

viii) Client further understands and agrees that Client is solely responsible for any decision to enter into a settlement by way of the Settlement Services, including the evaluation of any and all risks related to any such transaction and has not relied on any statement or other representation of Custodian. Client understands that Custodian is a facilitator and not a counterparty to any settlement; and, as a facilitator, Custodian bears no liability with respect to any transaction and does not assume any clearing risk.

ix) Any notifications that Client may receive regarding the Settlement Services are Client’s responsibility to review in a timely manner.

(C)	Upon execution of the settlement, the Settlement Services shall provide Client, by electronic means, a summary of the terms of the transaction, including: the type of Digital Asset purchased or sold; the delivery time; and the purchase or sale price. Settlement of a transaction is completed in an off-chain trading account by way of offsetting journal transactions within Custodian’s Digital Asset Off-chain Settlement System. On-chain synchronization occurs at the time the withdrawal from Client’s trading account takes place (other than through a subsequent Settlement Services transaction).

(D)	Custodian reserves the right to refuse to settle any transaction, or any portion of any transaction, for any reason, at its sole discretion. Custodian bears no responsibility if any such order was placed or active during any time the Settlement Services system is unavailable or encounters an error; or, if any such order triggers certain regulatory controls.

(E)	Client understands and agrees that Custodian may charge additional fees for the Settlement Services furnished to Client as indicated in the Fee Schedule attached as Schedule A and any amendments to Schedule A.

(F)	Clearing and settlement transactions shall be subject to all Applicable Law.

3. USE OF SERVICES.

3.1. Company Site and Content.

Custodian hereby grants Client a limited, nonexclusive, non-transferable, revocable, royalty-free, worldwide license, subject to the terms of this Agreement, to access and use the Company Site and related content, materials, data, and information (collectively, the “Content”) solely for using the Services in accordance with this Agreement. Any other uses of the Company Site or Content is expressly prohibited and all other right, title, and interest in the Company Site or Content is exclusively the property of Custodian and its licensors. Client shall not copy, transmit, distribute, sell, license, reverse engineer, modify, publish, or participate in the transfer or sale of, create derivative works from, or in any other way exploit any of the Content, in whole or in part. Neither party shall copy, imitate, or use the logos, trademarks, or registered marks of the other party without prior written consent in each instance or as otherwise permitted in this Agreement.

3.2. Website Accuracy

Although Custodian intends to provide accurate and timely information on the Company Site, the Company Site (including, without limitation, the Content, but excluding any portions thereof that are specifically referenced in this Agreement) may not always be entirely accurate, complete, or current and may also include technical inaccuracies or typographical errors. In an effort to continue to provide Client with as complete and accurate information as possible, such information may be changed or updated from time to time. Accordingly, Client should verify all information before relying on it, and all decisions based on information contained on the Company Site are Client’s sole responsibility and Custodian shall have no liability for such decisions. Links to third-party materials (including without limitation websites) may be provided as a convenience but are not controlled by Custodian. Custodian is not responsible for any aspect of the information, content, or services contained in any third-party materials or on any third-party sites accessible from or linked to the Company Site.

3.3. Third-Party or Non-Permissioned Users.

Client acknowledges that granting permission to a third party or non-permissioned user to take specific actions on Client’s behalf does not relieve Client of any of Client’s responsibilities under this Agreement and may violate the terms of this Agreement. Client is fully responsible for all activities taken on Client’s Custodial Account (including, without limitation, acts or omissions of any third party or non-permissioned user with access to Client’s Custodial Account, except to extent attributable to Custodian’s gross negligence or willful misconduct. Client must notify Custodian reasonably promptly if it knows a third party or non-permissioned user accesses or connects to Client’s Custodial Account by contacting Client’s Custodial Account representative or by emailing security@bitgo.com from the email address associated with Client’s Custodial Account.

3.4. Prohibited Use.

Client acknowledges and agrees that Custodian may monitor use of the Services and the resulting information may be utilized, reviewed, retained and or disclosed by Custodian in aggregated and non-identifiable forms for its legitimate business purposes or in accordance with Applicable Law. Client will not use the Services, directly or indirectly via the Developer Application, to: (i) upload, store or transmit any content that is infringing, libelous, unlawful, tortious, violate privacy rights, or that includes any viruses, software routines or other code designed to permit unauthorized access, disable, erase, or otherwise harm software, hardware, or data; (ii) engage in any activity that materially interferes with, disrupts, damages, or accesses in an unauthorized manner the Services, servers, networks, data, or other properties of Custodian or of its suppliers or licensors; (iii) develop, distribute, or make available the Developer Application in furtherance of criminal, fraudulent, or other unlawful activity; (iv) make the Services available to anyone other than Client or end users of the Developer Application; (v) sell, resell, license, sublicense, distribute, rent or lease any Services, or include any Services in a Services bureau or outsourcing offering; (vi) permit direct or indirect access to or use of any Services in a way that circumvents a contractual usage limit in this Agreement; (vii) obscure, remove, or destroy any copyright notices, proprietary markings or confidential legends; (viii) to build a competitive product or service; (ix) distribute the Developer Application in source code form in a manner that would disclose the source code of the Services; or (x) reverse engineer, decrypt, decompile, decode, disassemble, or otherwise attempt to obtain the human readable form of the Services, to the extent such restriction is permitted by applicable law. Client will comply with the restrictions set forth in Appendix 1.

3.5. Security; Client Responsibilities.

(A)	Client is responsible for maintaining adequate security and control of any and all Client Keys, IDs, passwords, hints, personal identification numbers , non-custodial wallet keys, API keys, yubikeys, 2-factor authentication devices or backups, or any other codes that Client uses to access the Services. Any loss or compromise of the foregoing information and/or Client’s personal information may result in unauthorized access to Client’s Custodial Account by third parties and the loss or theft of Digital Assets or Fiat Currency. Client is responsible for keeping Client’s email address and telephone number up to date in Client’s profile in order to receive any notices or alerts that Custodian may send Client. Custodian assumes no responsibility for any loss that Client may sustain due to compromise of login credentials due to no fault of Custodian and/or Client’s failure to follow or act on any notices or alerts that Custodian may send to Client. In the event Client believes Client’s Custodial Account information has been compromised, Client will contact Custodian Support reasonably promptly at security@bitgo.com and waives any Custodian liability arising from Client’s delay in providing such notice.

(B)	Client will ensure that all Authorized Persons will be adequately trained to safely and securely access the Services, including understanding of general security principles regarding passwords and physical security of computers, keys, and personnel.

(C)	Client will reasonably promptly notify Custodian of any unauthorized access, use or disclosure of Custodial Account credentials, or any relevant breach or suspected breach of security (including breach of Client’s systems, networks or developer applications) and waives any Custodian liability arising from Client’s delay in providing such notice. Client will provide Custodian with all relevant information Custodian reasonably requests to assess the security of the assets, Custodial Accounts and wallets.

3.6. Taxes.

Client is solely responsible for any taxes applicable to Client for any deposits or withdrawals Client conducts through the Custodial Services, and for withholding, collecting, reporting, and/or remitting the correct amount of taxes to the appropriate tax authorities. Client’s deposit and withdrawal history is available by accessing Client’s Custodial Account through the Company Site or by contacting Custodian directly.

3.7. Third Party Providers.

Client acknowledges and agrees that the Services may be provided from time to time by, through or with the assistance of affiliates of or vendors to Custodian, including BitGo Inc. as described above. Custodian shall remain liable for its obligations under this Agreement in the event of any breach of this Agreement caused by such affiliates or any vendor.

3.8. Developer Applications.

(A)	Subject to Custodian’s acceptance of Client as a developer, and subject to Client’s performance of its obligations under this Agreement, Custodian grants Client a nonassignable, non-transferrable, revocable, personal and non-exclusive license under Custodian’s applicable intellectual property rights to use and reproduce the Custodian software development kit for Developer Applications.

(B)	Client agrees that all end users of any Developer Application will be subject to the same use restrictions that bind Client under this Agreement (including under Section 3.4 (Prohibited Use) and Appendix 1).

(C)	Client is solely responsible and has sole liability for Client’s end users that access or use the Services via the Developer Application and all acts or omissions taken by such end users will be deemed to have been taken (or not taken) by Client. Client is responsible for the accuracy, quality and legality of Developer Application content and user data. Client will comply with, and ensure that Client’s Developer Application and end users comply with all Applicable Law.

4. CUSTODIAN OBLIGATIONS.

4.1. Insurance.

Throughout the Term, Custodian will maintain insurance coverage in such types and amounts as are commercially reasonable for the Custodial Services provided hereunder (the “Insurance Policies”). Client acknowledges that any insurance related to theft of Digital Assets will apply to Custodial Services only (where keys are held by Custodian) and not Wallet Services for non-custodial accounts (where keys are held by Client).

4.2. Standard of Care.

Custodian will perform its obligations under this Agreement consistent with the professional skill and care provided by other reputable custodians of digital assets. Subject to the terms of this Agreement, Custodian shall not be responsible for any loss or damage suffered by Client as a result of the Custodian performing such duties unless it results from (i) a breach of this Agreement, or (ii) an act of gross negligence, fraud, or willful misconduct on the part of the Custodian. Custodian shall not be responsible for the title, validity or genuineness of any of the Digital Assets or Fiat Currency (or any evidence of title thereto) received or delivered by it pursuant to this Agreement.

4.3. Business Continuity Plan.

Custodian has established a business continuity plan that will support its ability to conduct business in the event of a significant business disruption (“SBD”). This plan is reviewed and updated annually, and can be updated more frequently, if deemed necessary by Custodian in its sole discretion. Should Custodian be impacted by an SBD, Custodian aims to minimize business interruption as quickly and efficiently as possible. To receive more information about Custodian’s business continuity plan, please send a written request to security@bitgo.com.

5. TERM; TERMINATION.

5.1. Initial Term; Renewal Term.

This Agreement will commence on the Effective Date and will continue for one (1) year, unless earlier terminated in accordance with the terms of this Agreement (the “Initial Term”). After the Initial Term, this Agreement will automatically renew for successive one-year periods (each a “Renewal Term”), unless either party notifies the other of its intention not to renew at least thirty (30) days prior to the expiration of the then-current Term. “Term” means the Initial Term and any Renewal Term.

5.2. Termination.

Either party may terminate this Agreement (i) if the other party breaches a material term of this Agreement and fails to cure such breach within thirty (30) or (ii) for any reason and at any time by providing notice of intent to terminate this Agreement in at least ninety (90), in each case, calendar days following written notice thereof from the other party (provided that, Client may terminate this Agreement immediately following receipt of notice or completion of a Change of Control Transaction under Section 12.6(b) below).

5.3. Suspension, Termination, or Cancellation by Custodian.

(A) Custodian may suspend or restrict Client’s access to the Custodial Services and/or deactivate, terminate or cancel Client’s Custodial Account if:

(i) Custodian is so required by a facially valid subpoena, court order, or binding order of a government authority;

(ii) Custodian reasonably suspects Client of using Client’s Custodial Account in connection with a Prohibited Use or Prohibited Business, as set forth in Appendix 1 to this Agreement;

(iii) Custodian perceives a risk of legal or regulatory non-compliance associated with Client’s Custodial Account activity or the provision of the Custodial Account to Client by Custodian (including but not limited to any risk perceived by Custodian in the review of any materials, documents, information, statements or related materials provided by Client after execution of this Agreement);

(iv) Custodian service partners are unable to support Client’s use;

(v) Client takes any action that Custodian deems as circumventing Custodian’s controls, including, but not limited to, opening multiple Custodial Accounts, abusing promotions which Custodian may offer from time to time, or otherwise misrepresenting of any information set forth in Client’s Custodial Account;

(vi) Client fails to pay fees for a period of 90 days; or

( ) Client fails to fund its Custodial Account to the “Minimum Account Balance” as indicated in the Fee Schedule within one hundred and eighty (180) days of Custodial Account opening.

(B) If Custodian suspends or restricts Client’s access to the Custodial Services and/or deactivates, terminates or cancels Client’s Custodial Account for any reason, Custodian will provide Client with notice of Custodian’s actions via email unless prohibited by Applicable Law. Client acknowledges that Custodian’s decision to take certain actions, including limiting access to, suspending, or closing Client’s Custodial Account, may be based on confidential criteria that are essential to Custodian’s compliance, risk management, or and security protocols. Client agrees that Custodian is under no obligation to disclose the details of any of its internal risk management and security procedures to Client.

(C) If Custodian terminates Client’s Custodial Account, this Agreement will automatically terminate on the later of (i) the effective date of such cancellation or (ii) the date on which all of Client’s funds are withdrawn.

5.4 Effect of Termination

On termination of this Agreement, (A) Client will shall withdraw Digital Assets and Fiat Currency associated with Client’s Custodial Account within ninety (90) days after Custodial Account termination or cancellation unless such withdrawal is prohibited by Applicable Law (including but not limited to applicable sanctions programs or a facially valid subpoena, court order, or binding order of a government authority); (B) Client will pay all fees owed or accrued to Custodian through the date of Client’s withdrawal of funds, which may include any applicable withdrawal fee; (C) Client authorizes Custodian to cancel or suspend any pending deposits or withdrawals as of the effective date of termination; and (D) the definitions set forth in this Agreement and Sections 1.6, 1.7, 5.4, 6, 8, 9.1, 10, 11, and 12 will survive.

6. DISPUTE RESOLUTION.

THE PARTIES AGREE THAT ALL CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE USE OF THE SERVICES (“DISPUTES”), WHETHER ARISING PRIOR, ON, OR SUBSEQUENT TO THE EFFECTIVE DATE, SHALL BE ARBITRATED AS FOLLOWS: The Parties irrevocably agree to submit all Disputes between them to binding arbitration conducted under the Commercial Dispute Resolution Procedures of the American Arbitration Association (the “AAA”), including the Optional Procedures for Large Complex Commercial Disputes. The place and location of the arbitration shall be in New York, New York. All arbitration proceedings shall be closed to the public and confidential and all related records shall be permanently sealed, except as necessary to obtain court confirmation of the arbitration award. The arbitration shall be conducted before a single arbitrator selected jointly by the parties. The arbitrator shall be a retired judge with experience in custodial and trust matters under South Dakota law. If the parties are unable to agree upon an arbitrator, then the AAA shall choose the arbitrator. The language to be used in the arbitral proceedings shall be English. The arbitrator shall be bound to the strict interpretation and observation of the terms of this Agreement and shall be specifically empowered to grant injunctions and/or specific performance and to allocate between the parties the costs of arbitration, as well as reasonable attorneys’ fees and costs, in such equitable manner as the arbitrator may determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such party, pending the selection of the arbitrator hereunder or pending the arbitrator’s determination of any dispute, controversy or claim hereunder.

7. REPRESENTATIONS, WARRANTIES, AND COVENANTS.

7.1. By Client.

Client represents, warrants, and covenants to Custodian that:

(A)	Client operates in compliance in all material respects with all Applicable Law in each jurisdiction in which Client operates, including without limitation applicable securities and commodities laws and regulations, efforts to fight the funding of terrorism and money laundering, sanctions regimes, licensing requirements, and all related regulations and requirements.

(B)	To the extent Client creates receive addresses to receive Digital Assets from third-parties, Client represents and warrants that the receipt of said Digital Assets is based on lawful activity.

(C)	Client shall have conducted and satisfied any and all due diligence procedures required by Applicable Law with respect to such third parties prior to placing with Custodian any Digital Assets or Fiat Currency associated with such third party.

(D)	Client will not use any Services for any illegal activity, including without limitation illegal gambling, money laundering, fraud, blackmail, extortion, ransoming data, the financing of terrorism, other violent activities or any prohibited market practices, including without limitation the prohibited activities and business set forth in Appendix 1.

(E)	Client is currently and will remain at all times in good standing with all relevant government agencies, departments, regulatory or supervisory bodies in all relevant jurisdictions in which Client does business and Client will reasonably promptly notify Custodian if Client ceases to be in good standing with any applicable regulatory authority;

(F)	Client will promptly provide such information as Custodian may reasonably request from time to time regarding: (i) Client’s policies, procedures, and activities which relate to the Custodial Services in any manner, as determined by Custodian in its sole and absolute discretion; and (ii) any transaction which involves the use of the Services, to the extent reasonably necessary to comply with Applicable Law, or the guidance or direction of, or request from any regulatory authority or financial institution, provided that such information may be redacted to remove confidential commercial information not relevant to the requirements of this Agreement;

(G)	Client either owns or possesses lawful authorization to transact with all Digital Assets involved in the Custody Transactions;

(H)	Client has the full capacity and authority to enter into and be bound by this Agreement and the person executing or otherwise accepting this Agreement for Client has full legal capacity and authorization to do so;

(I)	All information provided by Client to Custodian in the course of negotiating this Agreement and the on-boarding of Client as Custodian’s customer and user of the Custodial Services is complete, true, and accurate in all material respects, including with respect to the ownership of Client, no material information has been excluded; and no other person or entity has an ownership interest in Client except for those disclosed in connection with such onboarding; and

(J)	Client is not owned in part or in whole, nor controlled by any person or entity that is, nor is it conducting any activities on behalf of, any person or entity that is (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, or any other Governmental Authority with jurisdiction over Custodian or its affiliates with respect to U.S. sanctions laws; (ii) identified on the Denied Persons, Entity, or Unverified Lists of the U.S. Department of Commerce’s Bureau of Industry and Security; or (iii) located, organized or resident in a country or territory that is, or whose government is, the subject of U.S. economic sanctions, including, without limitation, the Crimean, Donetsk, and Luhansk regions of Ukraine, Cuba, Iran, North Korea, or Syria.

7.2. By Custodian.

Custodian represents, warrants, and covenants to Client that:

(A)	Custodian will safekeep the Digital Assets and segregate all Digital Assets from both the (i) property of Custodian, and (ii) assets of other customers of Custodian, except for Digital Assets specifically moved into shared accounts by Client;

(B)	Custodian will maintain adequate capital and reserves to the extent required by Applicable Law;

(C)	Custodian is duly organized, validly existing and in good standing under the applicable South Dakota laws and chartered to custody Client’s fiat and digital assets in trust on Client’s behalf, has all corporate powers required to carry on its business as now conducted, and is duly qualified to do business in each jurisdiction where such qualification is necessary;

(D)	Custodian shall not subject Client’s Digital Assets and fiat currency to any right, charge, security interest, lien or claim of any kind in favor of Custodian or any of its Affiliates or of any creditor of any of them, and Custodian shall not have the independent right or authority to assign, hypothecate, pledge, encumber or otherwise dispose of any Client Digital Assets or fiat currency, except as expressly provided in this Agreement or as otherwise required by Applicable Law. The Digital Assets in the Account and the fiat currency in the Custodial Account are not general assets of Custodian or of any of its Affiliates and are not available to satisfy claims of any creditors.

(E)	Custodian operates in compliance in all material respects with all Applicable Laws in each jurisdiction in which it operates or otherwise provides any of the services described within this Agreement, including U.S. securities laws and regulations, as well as any applicable state and federal laws, including AML Laws, USA PATRIOT Act and Bank Secrecy Act requirements, and other anti-terrorism statutes, regulations, and conventions of the United States or other relevant international jurisdictions.

(F)	With respect to each Insurance Policy, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Custodian or in its ability to carry out the actions contemplated herein, as of the date of this Agreement: (a) all premiums due have been paid in full (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the date hereof), (b) the policy is in full force and effect by its terms, and (c) none of the Custodian and its subsidiaries and affiliates, or, to the Custodian’s knowledge, any other party to each Insurance Policy, is in breach or default in (including with respect to the payment of premiums or the giving of notices).

(G)	Custodian has the full capacity and authority to enter into and be bound by this Agreement and the person executing or otherwise accepting this Agreement for Custodian has full legal capacity and authorization to do so.

(H)	Custodian will promptly provide such information as Custodian may reasonably request from time to time regarding: (i) Custodian’s policies and activities which relate to the Custodial Services ; and (ii) any transaction which involves the use of the Services, to the extent reasonably necessary to comply with Applicable Law, or the guidance or direction of, or request from any regulatory authority or financial institution, provided that such information may be redacted to remove confidential commercial information not relevant to the requirements of this Agreement;

7.3. Notification.

Without limitation of either party’s rights or remedies, each party shall reasonably promptly notify the other party if, at any time after the Effective Date, any of the representations, warranties, or covenants made by it under this Agreement fail to be true and correct as if made at and as of such time. Such notice shall describe in reasonable detail the representation, warranty, or covenant affected, the circumstances giving rise to such failure and the steps the notifying party has taken or proposes to take to rectify such failure.

8. DISCLAIMER.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE SERVICES ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS WITHOUT ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED OR STATUTORY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, CUSTODIAN SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND/OR NON-INFRINGEMENT. CUSTODIAN DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES THAT ACCESS TO THE COMPANY SITE, ANY PART OF THE SERVICES, OR ANY OF THE MATERIALS CONTAINED IN ANY OF THE FOREGOING WILL BE CONTINUOUS, UNINTERRUPTED, OR TIMELY; BE COMPATIBLE OR WORK WITH ANY SOFTWARE, SYSTEM OR OTHER SERVICES; OR BE SECURE, COMPLETE, FREE OF HARMFUL CODE, OR ERROR-FREE.

8.1. Computer Viruses.

Custodian shall not bear any liability, whatsoever, for any damage or interruptions caused by any computer viruses, spyware, scareware, Trojan horses, worms or other malware that may affect Client’s computer or other equipment, or any phishing, spoofing or other attack, unless such damage or interruption directly resulted from Custodian’s (i) breach of this Agreement or (ii) gross negligence, fraud, or willful misconduct. Custodian advises the regular use of a reputable and readily available virus screening and prevention software. Client should also be aware that SMS and email services are vulnerable to spoofing and phishing attacks and should use care in reviewing messages purporting to originate from Custodian. Client should always log into Client’s Custodial Account through the Company Site to review any deposits or withdrawals or required actions if Client has any uncertainty regarding the authenticity of any communication or notice.

9. CONFIDENTIALITY, PRIVACY, DATA SECURITY.

9.1. Confidentiality.

(A) As used in this Agreement, “Confidential Information” means any non-public, confidential or proprietary information of a party (“Discloser”) including, without limitation information relating to Discloser’s business operations or business relationships, financial information, pricing information, business plans, customer lists, data, records, reports, trade secrets, software, formulas, inventions, techniques, and strategies. A party receiving Confidential Information of Discloser (“Recipient”) will not disclose it to any unrelated third party without the prior written consent of the Discloser, except as provided in subsection (B) below and has policies and procedures reasonably designed to create information barriers with respect to such party’s officers, directors, agents, employees, affiliates, consultants, contractors and professional advisors. Recipient will protect such Confidential Information from unauthorized access, use and disclosure. Recipient shall not use Discloser’s Confidential Information for any purpose other than to perform its obligations or exercise its rights under this Agreement. The obligations herein shall not apply to any (i) information that is or becomes generally publicly available through no fault of Recipient, (ii) information that Recipient obtains from a third party (other than in connection with this Agreement) that, to recipient’s best knowledge, is not bound by a confidentiality agreement prohibiting such disclosure; or (iii) information that is independently developed or acquired by Recipient without the use of or reference to Confidential Information of Discloser.

(B) Notwithstanding the foregoing, Recipient may disclose Confidential Information of Discloser to the extent required under Applicable Law; provided, however, Recipient shall first notify Discloser (to the extent legally permissible) and shall afford Discloser a reasonable opportunity to seek a protective order or other confidential treatment. For the purposes of this Agreement, no affiliate of Custodian shall be considered a third party and Custodian may share Client’s Confidential Information with affiliates, as authorized by Client; provided that Custodian causes such entity to undertake the obligations in this Section 9.1.

(C) Confidential Information includes all documents and other tangible objects containing or representing Confidential Information and all copies or extracts thereof or notes derived therefrom that are in the possession or control of Recipient and all of the foregoing shall be and remain the property of the Discloser. Confidential Information shall include the existence and the terms of this Agreement. At Discloser’s request or on termination of this Agreement (whichever is earlier), Recipient shall return or destroy all Confidential Information; provided, however, Recipient may retain one copy of Confidential Information (i) if required by law or regulation, or (ii) pursuant to a bona fide and consistently applied document retention policy; provided, further, that in either case, any Confidential Information so retained shall remain subject to the confidentiality obligations of this Agreement. For the avoidance of doubt, aggregated Depersonalized Information (as hereinafter defined) shall not be Confidential Information. “Depersonalized Information” means data provided by or on behalf of Client in connection with the Custodial Services and all information that is derived from such data, that has had names and other personal information removed such that it is not reasonably linkable to any person, company, or device.

9.2. Privacy.

Client acknowledges that Client has read the BitGo Privacy Notice, available at https://www.bitgo.com/privacy.

9.3. Security.

Custodian has implemented and will maintain a reasonable information security program that includes policies and procedures that are reasonably designed to safeguard Custodian’s electronic systems and Client’s Confidential Information from, among other things, unauthorized disclosure, access, or misuse, including, by Custodian and its affiliates. In the event of a data security incident Custodian will provide all notices required under Applicable Law.

10. INDEMNIFICATION.

10.1. Indemnities.

(A) Client will indemnify and hold harmless Custodian, its affiliates and service providers, and each of its or their respective officers, directors, agents, employees, and representatives (collectively the “Custodian Indemnitees”) from and against any liabilities, damages, losses, costs and expenses, including but not limited to reasonable and documented attorneys’ fees and costs and any fines, fees or penalties (including, without limitation, any of the foregoing imposed by any regulatory authority of relevant jurisdiction) (collectively, “Losses”), arising out of or incurred in connection with, and defend each of them from and against any third-party claim, demand, action or proceeding (a “Claim”) arising out of or related to (i) Client’s use of the Services; (ii) Client’s breach of this Agreement, (iii) any breach or inaccuracy of any of Client’s representations, warranties or covenants in this Agreement; (iv) Client’s failure to provide true and accurate information in connection with the onboarding process or any failure to reasonably promptly update such information, (v) Client’s violation of any Applicable Law, or the rights of any third party, or (vi) any Dispute between Client and a third party; in each case, except where such Claim or Losses directly result from the gross negligence, fraud or willful misconduct of Custodian.

(B) In addition, in connection with any Developer Application, Client will indemnify and hold harmless the Custodian Indemnitees from and against any Losses arising out of any Claim arising out of or related to (i) Client’s content, Developer Application, trademarks, logos or marks infringing any third party intellectual property rights; (ii) Client’s development, marketing, operation, use, licensing, support or distribution of Client’s Developer Application; (iii) a dispute between Client and any end user; (iv) a security breach of involving a Developer Application or Client’s computers, or systems; or (v) the unauthorized use, access or disclosure of confidential or personal information, private keys, or authentication credentials held by Client or Client’s computers or systems; in each case, except where such Claim or Losses directly result from the gross negligence, fraud or willful misconduct of Custodian.

10.2. Indemnification Process.

(A) Custodian will (i) provide Client with prompt notice of any indemnifiable Claim under Section 10.1 (provided that the failure to provide prompt notice shall only relieve Client of its obligation to the extent it is materially prejudiced by such failure and can demonstrate such prejudice); (ii) permit Client to assume and control the defense of such action upon Client’s written notice to Custodian of Client’s intention to indemnify, with counsel acceptable to Custodian in its reasonable discretion; and (iii) upon Client’s written request, and at no expense to Custodian, provide to Client all available information and assistance reasonably necessary for Client to defend such Claim. Custodian shall be permitted to participate in the defense and settlement of any Claim with counsel of Custodian’s choice at Custodian’s expense (unless such retention is necessary because of Client’s failure to assume the defense of such Claim, in which event Client shall be responsible for all such fees and costs). Client will not enter into any settlement or compromise of any such Claim, which settlement or compromise would result in any liability to any Custodian Indemnitee or constitute any admission of or stipulation to any guilt, fault or wrongdoing, without Custodian’s prior written consent.

11. LIMITATIONS OF LIABILITY.

11.1. NO CONSEQUENTIAL DAMAGES.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND SUBJECT TO THE EXCEPTIONS PROVIDED IN SECTION 11.3 BELOW, IN NO EVENT SHALL CUSTODIAN, ITS AFFILIATES AND SERVICE PROVIDERS, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES OR REPRESENTATIVES, BE LIABLE FOR ANY LOST PROFITS OR ANY SPECIAL, INCIDENTAL, INDIRECT, INTANGIBLE, OR CONSEQUENTIAL DAMAGES, WHETHER BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH AUTHORIZED OR UNAUTHORIZED USE OF THE COMPANY SITE OR THE SERVICES, OR THIS AGREEMENT, EVEN IF CUSTODIAN HAS BEEN ADVISED OF OR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

11.2. LIMITATION ON DIRECT DAMAGES.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND SUBJECT TO THE EXCEPTIONS PROVIDED IN SECTION 11.3 BELOW, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF CUSTODIAN, ITS AFFILIATES AND SERVICE PROVIDERS, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES OR REPRESENTATIVES, EXCEED THE AGGREGATE FEES PAID OR PAYABLE TO CUSTODIAN UNDER THIS AGREEMENT DURING THE TWELVE (12)-MONTH PERIOD IMMEDIATELY PRECEDING THE FIRST INCIDENT GIVING RISE TO SUCH LIABILITY.

11.3. CUSTODIAL WALLET THRESHOLD

IN ADDITION TO THE LIMITATIONS SPECIFIED ABOVE, FOR SO LONG THAT A CUSTODIAL WALLET ADDRESS HOLDS AN EXCESS OF ONE HUNDRED AND FIFTY MILLION US DOLLARS (US$150,000,000) (THE “CUSTODIAL WALLET THRESHOLD”) FOR A PERIOD OF FIVE (5) CONSECUTIVE BUSINESS DAYS OR MORE WITHOUT BEING REDUCED TO THE CUSTODIAL WALLET THRESHOLD OR LOWER, CUSTODIAN’S MAXIMUM LIABILITY FOR SUCH CUSTODIAL WALLET ADDRESS SHALL BE LIMITED TO THE CUSTODIAL WALLET THRESHOLD. AS A BEST PRACTICE, CUSTODIAN RECOMMENDS LIMITING THE VALUE OF DIGITAL ASSETS DEPOSITED IN EACH CUSTODIAL WALLET ADDRESS TO LESS THAN ONE HUNDRED AND TWENTY-FIVE MILLION US DOLLARS (US $125,000,000.00). IF ELECTED BY CLIENT, AT NO ADDITIONAL COST TO CLIENT, CUSTODIAN WILL PROVIDE CLIENT WITH ALL TECHNICAL ASSISTANCE TO REBALANCE WALLETS TO MEET SUCH LIMITATIONS.

11.4 EXCEPTIONS TO EXCLUSIONS AND LIMITATIONS OF LIABILITY.

THE EXCLUSIONS AND LIMITATIONS OF LIABILITY IN SECTION 11.1 AND SECTION 11.2 WILL NOT APPLY TO CUSTODIAN’S FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE. CUSTODIAN’S LIABILITY FOR GROSS NEGLIGENCE SHALL BE LIMITED TO THE VALUE OF THE AFFECTED DIGITAL ASSETS OR FIAT CURRENCY.

12. MISCELLANEOUS.

12.1. Notice.

All notices under this Agreement shall be given in writing, in the English language, and shall be deemed given when personally delivered, when sent by email, or three days after being sent by prepaid certified mail or internationally recognized overnight courier to the addresses set forth in the signature blocks below (or such other address as may be specified by party following written notice given in accordance with this Section).

12.2. Publicity.

In the event Custodian would like to identify Client as a customer of the Services, including in marketing and/or investor materials, Custodian may provide a written permission request to Client for a limited, revocable license; provided that no such permission shall be required to the extent that the relationship between Client and Custodian is publicly disclosed by Client and Custodian only describes the relationship in substantially similar terms as Client’s public disclosure. Notwithstanding anything contained herein or any permission that may be granted on behalf of Client, Client may revoke its consent to any such publicity under this Section at any time and for any reason upon notice, and Custodian will cease any further use of Custodian’s name, logos, and trademarks and remove all references and/or postings identifying Custodian as soon as possible. Custodian hereby consents to Client’s use of Custodian’s name and/or approved logos or promotional materials to identify Custodian as its custodial service provider as contemplated by this Agreement. Notwithstanding the foregoing, Custodian may revoke its consent to such publicity under this Section at any time for any reason, and upon notice, Client will cease any further use of Custodian’s name, logos, and trademarks and remove all references and/or postings identifying Custodian as soon as possible.

12.3. Entire Agreement.

This Agreement, any appendices or attachments to this Agreement, the BitGo Privacy Policy, and all disclosures, notices or policies available on the BitGo website that are specifically referenced in this Agreement, comprise the entire understanding and agreement between Client and Custodian as to the Custodial Services, and supersedes any and all prior discussions, agreements, and understandings of any kind (including without limitation any prior versions of this Agreement) and every nature between and among Client and Custodian with respect to the subject matter hereof. Section headings in this Agreement are for convenience only and shall not govern the meaning or interpretation of any provision of this Agreement.

12.4. No Waiver.

The waiver by a party of any breach or default will not constitute a waiver of any different or subsequent breach or default.

12.5. Amendments.

Any modification or addition to this Agreement must be in a writing signed by a duly authorized representative of each of the parties. Client agrees that Custodian shall not be liable to Client or any third party for any modification or termination of the Custodial Services, or suspension or termination of Client’s access to the Custodial Services, except to the extent otherwise expressly set forth herein.

12.6. Assignment.

Client may not assign any rights and/or licenses granted under this Agreement without the prior written consent of Custodian. Custodian may not assign any of its rights without the prior written consent of Client; except that Custodian may assign this Agreement without the prior consent of Client to any Custodian affiliates or subsidiaries whereby (a) the ultimate beneficial owners of the Custodian and parties responsible for this Agreement would remain unchanged or (b) pursuant to a transfer of all or substantially all of Custodian’s business and assets, whether by merger, sale of assets, sale of stock, or otherwise (a “Change of Control Transaction”); provided, that where permissible pursuant to applicable law, regulation and contractual confidentiality requirements applicable to Custodian and if the Change of Control Transaction has not been publicly announced and reported within the mainstream crypto industry trade press, Custodian shall reasonably attempt to provide at least thirty (30) days prior written notice. Any attempted transfer or assignment in violation hereof shall be null and void. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their successors, and permitted assigns.

12.7. Severability.

If any provision of this Agreement shall be determined to be invalid or unenforceable, such provision will be changed and interpreted to accomplish the objectives of the provision to the greatest extent possible under any applicable law and the validity or enforceability of any other provision of this Agreement shall not be affected.

12.8. Survival.

All provisions of this Agreement which by their nature extend beyond the expiration or termination of this Agreement, including, without limitation, sections pertaining to suspension or termination, Custodial Account cancellation, debts owed to Custodian, general use of the Company Site, disputes with Custodian, indemnification, and general provisions, shall survive the termination or expiration of this Agreement.

12.9. Governing Law.

The laws of the State of South Dakota, without regard to principles of conflict of laws, will govern this Agreement and any claim or dispute that has arisen or may arise between Client and Custodian, except to the extent governed by federal law of the United States of America.

12.10. Force Majeure.

Custodian shall not be liable for delays, suspension of operations, whether temporary or permanent, failure in performance, or interruption of service which result directly or indirectly from any cause or condition beyond the reasonable control of Custodian, including but not limited to, any delay or failure due to any act of God, natural disasters, act of civil or military authorities, act of terrorists, including but not limited to cyber-related terrorist acts, hacking, government restrictions, exchange or market rulings, civil disturbance, war, strike or other labor dispute, fire, interruption in telecommunications or Internet services or network provider services, failure of equipment and/or software, other catastrophe or any other occurrence which are beyond the reasonable control of Custodian.

12.11. Relationship of the Parties.

Nothing in this Agreement shall be deemed or is intended to be deemed, nor shall it cause, Client and Custodian to be treated as partners, joint ventures, or otherwise as joint associates for profit, or either Client or Custodian to be treated as the agent of the other.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, this Agreement is executed as of the Effective Date.

BITGO TRUST COMPANY, INC.	21SHARES US LLC
as Sponsor to the trusts listed in Schedule B

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Address for Notice:	Address for Notice:

6216 Pinnacle Place	477 Madison Avenue, 6th Floor
Suite 101	New York, New York 10022
Sioux Falls, SD 57108	Attn: Legal
Attn: Legal

APPENDIX 1: PROHIBITED USE, PROHIBITED BUSINESSES AND CONDITIONAL USE

1.1. Prohibited Use.

Client may not use Client’s Custodial Account to engage in the following categories of activity (“Prohibited Uses”). The Prohibited Uses extend to any third party that gains access to the Custodial Services through Client’s Custodial Account or otherwise, regardless of whether such third party was authorized or unauthorized by Client to use the Custodial Services associated with the Custodial Account. The specific types of use listed below are representative, but not exhaustive. If Client is uncertain as to whether or not Client’s use of Custodial Services involves a Prohibited Use, or have questions about how these requirements applies to Client, please contact Custodian at trustonboarding@bitgo.com.

By opening a Custodial Account, Client confirms that Client will not use Client’s Custodial Account to do any of the following:

● Unlawful Activity: Activity which would violate, or assist in violation of any law, statute, ordinance, or regulation, sanctions programs administered in the countries where Custodian conducts business, including, but not limited to, the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), or which would involve proceeds of any unlawful activity; publish, distribute or disseminate any unlawful material or information.

● Abusive Activity: Actions which impose an unreasonable or disproportionately large load on Custodian’s infrastructure, or detrimentally interfere with, intercept, or expropriate any system, data, or information; transmit or upload any material to the Site that contains viruses, Trojan horses, worms, or any other harmful or deleterious programs; attempt to gain unauthorized access to the Site, other Custodial Accounts, computer systems or networks connected to the Site, through password mining or any other means; use Custodial Account information of another party to access or use the Site; or transfer Client’s Custodial Account access or rights to Client’s Custodial Account to a third party, unless by operation of law or with the express permission of Custodian.

● Abuse Other Users: Interfere with another Custodian user’s access to or use of any Custodial Services; defame, abuse, extort, harass, stalk, threaten or otherwise violate or infringe the legal rights (such as, but not limited to, rights of privacy, publicity and intellectual property) of others; incite, threaten, facilitate, promote, or encourage hate, racial intolerance, or violent acts against others; harvest or otherwise collect information from the Site about others, including, without limitation, email addresses, without proper consent.

● Fraud: Activity which operates to defraud Custodian, Custodian users, or any other person; provide any false, inaccurate, or misleading information to Custodian.

● Gambling: Lotteries; bidding fee auctions; sports forecasting or odds making; fantasy sports leagues with cash prizes; Internet gaming; contests; sweepstakes; games of chance.

● Intellectual Property Infringement: Engage in transactions involving items that infringe or violate any copyright, trademark, right of publicity or privacy or any other proprietary right under the law, including but not limited to sales, distribution, or access to counterfeit music, movies, software, or other licensed materials without the appropriate authorization from the rights holder; use of Custodian intellectual property, name, or logo, including use of Custodian trade or service marks, without express consent from Custodian or in a manner that otherwise harms Custodian, or Custodian’s brand; any action that implies an untrue endorsement by or affiliation with Custodian.

● Written Policies: Client may not use the Custodial Account or the Custodial Services in a manner that violates, or is otherwise inconsistent with, any operating instructions promulgated by Custodian.

1.2. Prohibited Businesses.

The following categories of businesses, business practices, and sale items are barred from the Custodial Services (“Prohibited Businesses”). The specific types of use listed below are representative, but not exhaustive. If Client is uncertain as to whether or not Client’s use of the Custodial Services involves a Prohibited Business or has questions about how these requirements apply to Client, please contact us at trustonboarding@bitgo.com.

By opening a Custodial Account, Client confirms that Client will not use the Custodial Services in connection with any of the following businesses, activities, practices, or items:

●	Individuals convicted of an offense related to drug trafficking, financial crimes, arms trafficking, human smuggling, or human trafficking

●	Individuals or entities that own or operate virtual currency mixers or wallets with built-in mixers.

●	Shell banks (a shell bank is a financial institution that does not have a physical presence in any country, unless it is controlled by, or is under common control with, a depository institution, credit union, or another foreign financial institution that maintains a physical presence either in the U.S. or a foreign country).

●	Anonymous and fictitiously named accounts

●	Companies that issue bearer shares.

●	Business involved in the sale of narcotics or controlled substances.

●	Any individual or entity designated under any trade, economic, or financial sanctions laws, regulations, embargoes, or restrictive measures imposed, administered, or enforced by the U.S. or the United Nations, including Specially Designated Nationals (“SDNs”) and Blocked Persons.

●	Any unlicensed/unregulated banks, remittance agents, exchanges houses, casa de cambio, bureaux de change or money transfer agents.

●	Individuals and entities who trade in conflict diamonds, which are rough diamonds that have not been certified in accordance with the Kimberley Process Certification Scheme.

●	Individuals and entities designated as a Primary Money Laundering Concern by the U.S. Treasury under Section 311 of the USA PATRIOT Act.

●	Any foreign banks operating with a banking license issued by a foreign country that has been designated as non-cooperative with international AML principles or procedures by FATF; or a banking license issued by a foreign country that has been designated by the Secretary of the Treasury as warranting special measures due to money laundering concerns.

SCHEDULE A: FEE SCHEDULE

[RESERVED]

SCHEDULE B

TRUSTS

●	21Shares Dogecoin ETF